MC-426521

Certificate Of Incorporation

*I, **ERICAH O. DIXON** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Southern Cross Acquisition II Corp.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 30th day of September Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 30th day of September Two Thousand Twenty-Five

E Dixon

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 523288803530
www.verify.gov.ky
06 October 2025